Exhibit 99.(h)(2)

AMENDMENT NO. 1

TO THE

ADMINISTRATIVE SERVICES AGREEMENT

Amendment No.1 dated August 6, 2025 (“Amendment No. 1”) to the Administrative Services Agreement dated September 4, 2024 (the "Agreement”) between Venerable Investment Adviser, LLC (the “Administrator”) and Venerable Variable Insurance Trust, a Delaware statutory trust (the “Trust”).

The Administrator and the Trust hereby agree to modify and amend the Agreement as follows:

1.	New Fund. Effective August 6, 2025, the following New Fund is hereby added to the Agreement on the terms and conditions contained in the Agreement:

Venerable US Large Cap Core Equity Fund

2.	Schedule A. Schedule A to the Agreement, which sets forth the compensation for services, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESSS WEHREOF, the parties have executed and delivered this Amendment No.1 as of the date first above set forth.

VENERABLE INVESTMENT ADVISERS, LLC

By:	/s/ Michal Levy
Name:	Michal Levy
Title:	Head of Venerable Investment Advisers, LLC

VENERABLE VARIABLE INSURANCE TRUST

By:	/s/ John Bruggeman
Name:	John Bruggeman
Title:	Assistant Treasurer

AMENDMENT NO. 1

SCHEDULE A

As compensation for its services under the Agreement, each Fund will pay the Administrator a fee computed daily at the following annual rate based on the Fund’s average daily net assets:

Fund	Fee
Venerable High Yield Fund	0.12%
Venerable Large Cap Index Fund	0.10%
Venerable Moderate Allocation Fund	0.12%
Venerable Strategic Bond Fund	0.12%
Venerable US Large Cap Strategic Equity Fund	0.12%
Venerable US Large Cap Core Equity Fund	0.12%